Exhibit 99

THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters

27700B sw parkway avenue

wilsonville

oregon

97070

503.685.8888

800.294.6400

www.infocus.com

Public Relations Contacts:	Investor Relations Contact:
Pam Judge	Roger Rowe
InFocus Corporation	InFocus Corporation
503.570.8337	503.685.8609
Pam.judge@infocus.com	roger.rowe@infocus.com

Julie Brown
Edelman
503.471.6805
Julie.brown@edelman.com

InFocus Announces Restructuring Plans

Company makes management changes and exits ultra-thin rear projection display market

Wilsonville, OR, September 16, 2005 – InFocus® Corporation (NASDAQ: INFS) today announced a comprehensive restructuring plan as part of an overall initiative to focus the business with the goal of returning the company to profitability in the first half of 2006.

As part of these actions, the company is simplifying and reducing the cost of its management structure by making the following changes in executive leadership:

•                                          Mike Yonker, Executive Vice President and Chief Financial Officer, is leaving InFocus.  Roger Rowe, who has been Vice President, Corporate Controller since joining the company in April 2002, has been promoted to Chief Financial Officer effective immediately.  To ensure a seamless transition, Mike will be with InFocus through December 31, 2005.

•                                          The position of Senior Vice President of Worldwide Sales is being eliminated resulting in three regionally-focused sales organizations reporting directly to Kyle Ranson, Chief Executive Officer and President.  As a result, Scott Hix has chosen to resign and is leaving the company effective September 30, 2005.

•                                          The product line structure is being discontinued and being replaced by a simpler, more cost effective functional structure.  As a result, Steve Stark has been promoted to Vice President of Engineering to provide consolidated leadership to our engineering team.

•                                          John Harker and the remaining members of the Board of Directors have reached mutual agreement that he step down as Chairman of the Board effective September 30, 2005.  John remains a member of the Board of Directors.

In addition to executive management changes, the company is also today announcing its intention to take actions in other areas to simplify its business and reduce operating expenses by between 20 and 25 percent from second quarter of 2005 levels.  Today, specifically the company is announcing the following actions:

•                                          Due to pricing pressures in the thin display market, the company will cease investment in developing thin displays leveraging its proprietary technology and exit the market for these products.  As a result, the company expects to record a third quarter charge of approximately $8 million related to write-downs of inventory, tooling and manufacturing equipment associated with these products.

•                                          The company expects to record an additional $4 million in inventory charges for the third quarter related to write-downs of other excess inventory and spare parts, remanufactured projectors, and identified excess component exposures identified during the contract manufacturing transition from Flextronics.

•                                          The company is currently evaluating investment in headcount and discretionary program spending in all areas of the company infrastructure to reduce operating expenses by 20 to 25 percent.   These reductions are expected to occur over the next few months with the majority of these reductions taken as swiftly as possible.  As a result of these actions, the company expects to record restructuring charges of approximately $7 million.

“Our performance to date has made it clear that the time for decisive action is now.  To return the business to profitability, we must become a more focused company.  While some of these actions may limit short-term revenue growth opportunities, we must make the changes necessary to have a healthy core business,” said Kyle Ranson, Chief Executive Officer and President, InFocus Corporation.  “I am confident that we are taking the right steps to regain financial success.”

Commenting on the executive changes, Kyle said, “John Harker, Mike Yonker and Scott Hix have made significant contributions to InFocus providing leadership to build the company into a global market leader during their tenure.  I thank them for their past contributions and wish them the best.”

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com. Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will also be available through September 23, 2005 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.). A Pin # is not required.

Forward-Looking Statements

This press release discusses InFocus’ business outlook and includes forward-looking statements.  These forward-looking statements include expectations related to factors impacting anticipated future revenues, gross margins, expenses, earnings, charges related to write-downs of inventory and equipment, restructuring charges, and inventory.  These forward-looking statements also include expectations regarding the results of the restructuring of the company’s business to reduce its overall cost structure including changes to management, changes to its product portfolio, and other changes to the business to make the company simpler and more cost effective.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  A more complete listing of these risk factors can be found in the company’s periodic reports on Form 10Q and 10K.  Specifically, changes to market prices or an inability to sell remaining discontinued products at expected prices could change our estimates related to inventory charges required.  In addition, differences in the timing or extent of execution of the detailed restructuring plan could result in changes to our estimates of the restructuring charge.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, and The Big Picture are trademarks of InFocus Corporation.  Digital Light Processing” and “DLP” are trademarks of Texas Instruments.